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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statements of R.H. Donnelley Corporation on Forms S-8 (File Nos. 33-25774, 33-27144, 33-44551, 33-51005, 33-56289, 33-64317, 33-49060, 333-15255,
333-46615) of our report dated February 19, 1999, except for the restatement paragraph in Note 2, as to which the date is July 27, 1999, on our audits of the consolidated financial statements of R.H. Donnelley Corporation at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K/A.




                                         /s/ PRICEWATERHOUSECOOPERS LLP



New York, New York
August 11, 1999